UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  June 30, 2016

LAS VEGAS SANDS CORP.
(Exact name of registrant as specified in its charter)

NEVADA (State or other jurisdiction of incorporation)	001-32373 (Commission File Number)	27-0099920 (IRS Employer Identification No.)

3355 LAS VEGAS BOULEVARD SOUTH LAS VEGAS, NEVADA (Address of principal executive offices)	89109 (Zip Code)

Registrant’s telephone number, including area code:  (702) 414-1000

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

[  ] Written Communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On June 30, 2016, Venetian Macau Limited (“VML”), an indirect subsidiary of Las Vegas Sands Corp. (“LVSC”), VML US Finance LLC (“VUF” or the “Borrower”), an indirect, wholly-owned subsidiary of VML, and certain of VML’s other subsidiaries (together with VML, the “Guarantors”) entered into an Amendment and Restatement Agreement (the “Amendment Agreement”) with the Lenders party thereto and Bank of China Limited, Macau Branch (“BOC”), as Administrative Agent and Collateral Agent.  Through the form of the amended and restated credit agreement attached thereto, the Amendment Agreement amends and restates the Amended and Restated Credit Agreement, dated as of March 31, 2014 (as amended, supplemented and or otherwise modified prior to the date of the Amendment Agreement, the “Existing Credit Agreement”), among VML, VUF, as borrower, various lenders party thereto, BOC, as administrative agent, and the agents, arrangers, coordinators and bookrunners party thereto (the Existing Credit Agreement, as so amended and restated, the “Restated Credit Agreement”).

The effectiveness of the Restated Credit Agreement is subject to satisfaction of certain closing conditions (the date such conditions are satisfied, the “Restatement Date”), including, among other things, approval by the government of the Macau SAR of the Amendment Agreement, the Restated Credit Agreement and certain related collateral documents. The Restated Credit Agreement will not be effective until the Restatement Date.

Pursuant to the Amendment Agreement, each consenting lender holding term loans under the Existing Credit Agreement agreed to extend the maturity of its term loans to May 31, 2022 and to modify the scheduled amortization payment dates of such term loans (such term loans so extended, the “Extended Initial Term Loans”), and certain lenders agreed to provide new term loan commitments equal to the dollar equivalent of US$1,000,000,000 in the aggregate (the loans made under such new term loan commitments, the “New Initial Term Loans”) with a maturity date of May 31, 2022, in each case as of the Restatement Date. The balance of the Extended Initial Term Loans is expected to be (x) US$1,131,152,257.46, (y) HK$11,595,576,877.03 and (z) MOP3,934,966,355.36 as of the Restatement Date.  The balance of the term loans under the Existing Credit Agreement that are not Extended Term Loans (the “Non-Extended Initial Term Loans”) is expected to be (x) US$196,449,592.64, (y) HK$565,302,834.08 and (z) MOP0.00 as of the Restatement Date.  Following the Restatement Date, the proceeds of the New Initial Term Loans may be used for working capital and other general corporate purposes of the Borrower and the Guarantors, including to make any investment or payment not specifically prohibited by the terms of the loan documents.

Upon effectiveness of the Restated Credit Agreement, borrowings for the Non-Extended Initial Term Loans, the Extended Initial Term Loans and the New Initial Term Loans will bear interest at either, at the Borrower’s option, (i) an adjusted Eurodollar or HIBOR rate plus a credit spread or (ii) an alternative base rate plus a credit spread, which credit spread in each case is determined based on a consolidated leverage ratio as set forth in the pricing grids in the Restated Credit Agreement.  The credit spread for the Non-Extended Initial Term Loans, the Extended Initial Term Loans and the New Initial Term Loans will range from 0.250% to 1.125% per annum for loans accruing interest at a base rate, and from 1.250% to 2.125% per annum for loans accruing interest at an adjusted Eurodollar or HIBOR rate.  The Restated Credit Agreement also contains customary terms regarding default and acceleration.

             Some of the lenders, agents and arrangers under the Amendment Agreement and Restated Credit Agreement and their respective affiliates have provided, and may provide in the future, investment banking, commercial banking and other financial services for LVSC and its subsidiaries in the ordinary course of business, for which they have received and will receive customary compensation.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  June 30, 2016

LAS VEGAS SANDS CORP.

By:	/s/ Patrick S. Dumont
	Name:	Patrick S. Dumont
	Title:	Executive Vice President and Chief Financial Officer